UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OceanFirst Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

(732) 240-4500

March 30, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of OceanFirst Financial Corp. (the “Company”), the holding company for OceanFirst Bank. The Annual Meeting will be held on Thursday, May 10, 2012, at 10:00 a.m., Eastern time, at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey, 08742.

The Notice of Annual Meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the Annual Meeting. The Company’s directors and officers, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the Annual Meeting to respond to appropriate questions.

It is important that your shares are represented this year whether or not you are personally able to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. You may still vote your shares by proxy by signing and returning the enclosed proxy card promptly.

On behalf of the Board of Directors and all of the employees of the Company and OceanFirst Bank, we thank you for your continued interest and support.

Sincerely yours,

John R. Garbarino
Chairman

OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Thursday, May 10, 2012.

PLACE	The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey.

ITEMS OF BUSINESS	(1) The election of three directors of the Company;

(2) An advisory vote on executive compensation as disclosed in these materials;

(3) The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(4) Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the annual meeting.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 15, 2012.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Steven J. Tsimbinos
Corporate Secretary

NOTE: Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

OCEANFIRST FINANCIAL CORP.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2012

This proxy statement is being furnished to stockholders of OceanFirst Financial Corp. (the “Company”), the holding company of OceanFirst Bank (the “Bank”), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Thursday, May 10, 2012, at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey, 08742 and at any adjournment or postponement of the Annual Meeting. The Annual Report of Stockholders, including the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2011, accompanies this proxy statement. This proxy statement is first being mailed to record holders on or about March 30, 2012.

VOTING AND PROXY PROCEDURE

Who Can Vote at the Annual Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on March 15, 2012. As of the close of business on that date, a total of 18,588,581 shares of the Company’s common stock were outstanding and entitled to vote. Each share of common stock has one vote. As provided in Article Fourth of the Company’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

Attending the Annual Meeting

If you are a beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

The Annual Meeting will be held only if there is a quorum. A majority of the outstanding common shares entitled to vote and represented at the Annual Meeting constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and casts an “uninstructed” vote.

In voting on Proposal 1, the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Broker non-votes may not be counted as votes cast in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2, the advisory vote on executive compensation, and Proposal 3, ratification of the appointment of KPMG LLP as the independent registered public accounting firm, you may vote in favor of each of those proposals, against each of those proposals or abstain from voting. To be approved, these matters require the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes will not be counted as votes cast and will have no effect on the voting, while abstentions will have the same effect as a vote against the proposals.

Voting by Proxy; Revocation of Proxy; Board Recommendations

This proxy statement is being sent to you by the Company’s Board of Directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the Annual Meeting by properly executed and dated proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends the following votes:

•	“FOR” each of the nominees for director;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and

•	“FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed, your Company common stock may be voted by the persons named in the proxy card on the new meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated and signed proxy card, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee, that accompanies this proxy statement.

Participants in OceanFirst Financial Corp.’s and OceanFirst Bank’s Benefit Plans

Participants in the OceanFirst Bank Employee Stock Ownership Plan or the OceanFirst Bank Matching Contribution Employee Stock Ownership Plan (collectively the “ESOP”), or the OceanFirst Bank Retirement Plan, (the “401(k) Plan”), will receive a voting instruction form for each plan that reflects all shares they may vote under the particular plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of the Company common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares of Company common stock for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Company common stock in the plan credited to his or her account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which such trustee received timely voting instructions. The deadline for returning voting instructions to each plan’s trustee is May 4, 2012.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING, PLEASE CONTACT THE COMPANY’S PROXY SOLICITOR, GEORGESON INC., BY CALLING TOLL FREE AT (866) 821-2614.

CORPORATE GOVERNANCE

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Policies and Procedures

The Company has adopted a Corporate Governance Policy to govern certain activities, including:

(1)	the duties and responsibilities of the Board of Directors and each director;

(2)	the composition and operation of the Board of Directors;

(3)	the establishment and operation of Board committees;

(4)	convening executive sessions of independent directors;

(5)	succession planning;

(6)	the Board of Directors’ interaction with management; and

(7)	the evaluation of the performance of the Board of Directors, its committees and of the Chief Executive Officer.

In accordance with the Corporate Governance Policy, at least a majority of the directors on the Board must be “independent directors” as defined in the listing requirements of the Nasdaq Stock Market.

Board Leadership Structure. The Board is led by the Chairman of the Board, John R. Garbarino. Mr. Garbarino also serves as the Chief Executive Officer of the Company. The Board believes that, because of Mr. Garbarino’s leadership and experience, having combined roles of Chairman and CEO provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, and alignment on corporate strategy. In 2010, the Company separated the position of President from Chief Executive Officer in part to provide Mr. Garbarino with a greater ability to focus on Board leadership and management oversight. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	the establishment of an independent lead director (the “Lead Director”);

•

executive sessions of the independent directors at least twice per year to discuss, among other matters, the performance of the CEO, management succession planning and such other matters as the independent directors deem appropriate;

•	the opportunity at each regularly scheduled Board meeting to enter into executive session if desired by the independent directors;

•	the independence of seven of eight of the Board members;

•	stock ownership guidelines for directors and those executive officers named in the Summary Compensation Table below (the “NEOs”);

•	annual performance evaluation of the Chairman and CEO by the independent directors; and

•	the Company’s Board Committees are comprised entirely of independent members.

The Company’s Corporate Governance Policy provides that the Chairman of the Corporate Governance/Nominating Committee, currently Mr. John E. Walsh, shall also serve as the Lead Director. The Corporate Governance Policy provides that the duties of the Lead Director include assisting the Board in assuring compliance with and implementation of the Company’s Corporate Governance Policy, coordinating the agenda for and moderating sessions of the Board’s independent directors, and acting as principal liaison on certain issues between the independent and inside directors, including the Chairman of the Board, as applicable.

While the Board believes that the current leadership structure is best suited for the Company, it recognizes that other leadership models in the future might be appropriate, depending on the circumstances. Accordingly, the Board periodically reviews its leadership structure.

Stock Ownership Guidelines. Effective February 21, 2007, upon the recommendation of the Corporate Governance/Nominating Committee, the Board adopted the stock ownership guidelines (the “Guidelines”) for non-employee directors and the NEOs. The Guidelines were adopted to better align the interests of the non-employee directors and the NEOs with those of the Company’s stockholders. The Guidelines provide that each non-employee director must own shares of the Company’s common stock with a market value of at least three times the value of the combined annual director retainers received from the Company and the Bank. Current directors are expected to attain the minimum ownership within three years of adoption of the Guidelines. Newly elected directors must meet the Guidelines within three years of first being elected and qualified. For purposes of the Guidelines, the following shares count towards meeting the ownership requirements: (1) shares beneficially owned by the director and by immediate family members sharing the same household; (2) vested and unvested restricted stock awards; (3) shares acquired upon the exercise of stock options; and (4) shares held in trust where the director or an immediate family member is the beneficiary. Until the Guidelines are met, all retainers will be paid in Company stock, and a director must retain the net shares delivered upon the vesting of restricted share awards or the exercise of stock options. Once achieved, the ownership guidelines must continue to be met during the period the director serves on the Board.

Similarly, the Guidelines require the Chief Executive Officer to own Company stock with a market value of at least five times his annual base salary. The other NEOs must own Company stock with a market value of at least three times their annual base salary. Each officer must meet the share ownership requirements within the later of five years of the Guidelines’ adoption or the officer having become an NEO. Shares that count towards the Guidelines’ requirement include those shares listed under the directors share ownership requirements with the addition of shares held in the officer’s ESOP and 401(k) account and the value of vested and unvested stock options, where such value is calculated as the cumulative expense recognized by the Company on its financial statements.

Board Role in the Oversight of Risk

Under the Company’s Corporate Governance Policy, the business and affairs of the Company are managed by the officers under the direction of the Board. The Board is charged with providing oversight of the Company’s risk management processes. The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with the Company’s Chief Risk Officer and other officers of the Company involved in risk management. The Audit Committee meets at least quarterly with executive management, the Chief Risk Officer, the internal auditor and the independent registered public accounting firm and receives a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee also receives updates between meetings, as may be necessary, from the Chief Risk Officer, the Chief Executive Officer, the President, the Chief Financial Officer and other members of management relating to risk oversight matters. The Audit Committee provides a report to the full Board on at least a quarterly basis. In addition, each quarter, the Audit Committee will discuss with management and the independent registered public accountant their review of the Company’s financial statements and significant findings based upon the independent registered public accounting firm’s review. The Company’s Chief Risk Officer performs a risk-based assessment of each of the Bank’s products, services, operations and regulatory requirements to determine the overall risk to the Bank. The Chief Risk Officer’s compliance report, including the latest risk-based assessment, is provided annually to the Board. In addition, the Human Resources/Compensation Committee (the “Compensation Committee”) reviews with the Chief Risk Officer the Company’s compensation plans for all employees, including the CEO and other NEOs, to ensure that these plans do not encourage taking unnecessary and excessive risks that would threaten the value of the Company.

Code of Ethics and Standards of Personal Conduct

The Company and Bank have adopted a Code of Ethics and Standards of Personal Conduct that is designed to ensure that all directors, executive officers and employees of the Company and Bank, meet the highest standards of ethical conduct. The Code of Ethics and Standards of Personal Conduct requires that all directors, executive officers and employees avoid conflicts of interest, protect confidential information and customer privacy, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Standards of Personal Conduct, all directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Standards of Personal Conduct, the Company and Bank established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Standards of Personal Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings of the Board of Directors

The Board of Directors of the Company and the Bank conduct business through meetings and the activities of the Boards and their committees. Board members are encouraged to attend all Board and Committee meetings. Their attendance and performance are among the criteria considered for re-nomination to the Board of Directors. During the fiscal year ended December 31, 2011, the Company’s Board of Directors held 11 meetings. All of the Directors of the Company attended at least 75% of the Board meetings and the committee meetings held on which such Directors served during the fiscal year ended December 31, 2011. The Board of Directors of the Company maintains an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee.

Committees of the Board of Directors

The following table identifies the standing committees and their members as of December 31, 2011.

Director	Audit Committee		Corporate Governance/ Nominating Committee		Human Resources/ Compensation Committee
Joseph J. Burke	X	*	X
Angelo Catania	X				X
John W. Chadwick			X
Donald E. McLaughlin	X
Diane F. Rhine					X	*
Mark G. Solow
John E. Walsh			X	*	X

Number of Meetings in 2011	—		—		—

*	Chairperson

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee for the Company and Bank established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). Each member of the Audit Committee is “independent” in accordance with the listing standards of the Nasdaq Stock Market (“Nasdaq”). The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board has determined that Joseph J. Burke, the Audit Committee Chairman, Angelo Catania and Donald E. McLaughlin are “audit committee financial experts” under the Rules of the Securities and Exchange Commission (the “Commission”). The report of the Audit Committee required by the Rules of the Commission is included in this proxy statement. See “Proposal 3 – Ratification of Independent Registered Public Accounting Firm – Report of Audit Committee.”

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee of the Company takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance guidelines applicable to the Company and monitoring compliance with these policies and guidelines. In addition, the Corporate Governance/Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of stockholders. The Committee also recommends to the Board director candidates for each committee for appointment by the Board. Each member of the Corporate Governance/Nominating Committee is independent in accordance with Nasdaq listing standards. The chairman of the Corporate Governance/Nominating Committee functions as Lead Director.

The Corporate Governance/Nominating Committee acts under a written Charter and the Corporate Governance Policy adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). The procedures of the Corporate Governance/Nominating Committee required to be disclosed by the Commission rules are included in this proxy statement. See “Corporate Governance/Nominating Committee Procedures.”

Human Resources/Compensation Committee. The Compensation Committee of the Company and the Bank meets to establish compensation for the executive officers and to review the incentive compensation program when necessary. The Compensation Committee acts under a written Charter adopted by the Board of Directors, which is available on the Company’s website (www.oceanfirst.com). The Compensation Committee reviews and reassesses the adequacy of its Charter on an annual basis.

The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation and benefit programs for other salaried officers and employees of the Company and the Bank. Each member of the Compensation Committee is independent in accordance with the Nasdaq listing standards. The report of the Compensation Committee required by the Commission rules is included in this proxy statement. See “Executive Compensation – Compensation Committee Report on Executive Compensation.”

STOCK OWNERSHIP

The following table provides information as of March 15, 2012 with respect to the persons known by the Company to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding
OceanFirst Bank, Employee Stock Ownership Plan (“ESOP”) and Matching Contribution ESOP 975 Hooper Avenue Toms River, New Jersey 08754-2009	1,899,645	(1)	10.22%

OceanFirst Foundation 1415 Hooper Avenue – Suite 304 Toms River, New Jersey 08753	1,308,593	(2)	7.04%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,258,162	(3)	6.77%

Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102-3777	1,053,451	(4)	5.67%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	1,047,357	(5)	5.63%

(1)	Under the terms of the ESOP and the Matching Contribution ESOP, the Trustee will vote all allocated shares held in the ESOP and the Matching Contribution ESOP in accordance with the instructions of the participants. As of March 15, 2012, 1,291,488 shares and 113,032 shares had been allocated under the ESOP and the Matching Contribution ESOP, respectively, and 495,125 shares remain unallocated under the ESOP. Under the ESOP and the Matching Contribution ESOP, allocated shares and unallocated shares as to which voting instructions are not given by participants are to be voted by the Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
(2)	All shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company’s Common Stock on all proposals considered by stockholders of the Company.
(3)	Based on SEC Form 13G Amendment No. 2 filed by Wellington Management Company, LLP on February 14, 2012.
(4)	Based on SEC Form 13G Amendment No. 1 filed by Prudential Financial, Inc. (“Prudential”) on February 14, 2012. Prudential is the indirect owner of 100% of the equity interests of Jennison Associates LLC (“Jennison”), which filed a separate SEC Form 13G Amendment No. 1 on February 10, 2012 for 1,020,051 shares. Prudential’s and Jennison’s filings state that Prudential may be deemed to be the beneficial owner of shares reported by Jennison.
(5)	Based on SEC Form 13G Amendment No. 1 filed by BlackRock Inc. on February 13, 2012.

The following table provides information as of March 15, 2012, about the shares of the Company common stock that may be considered to be beneficially owned by each director, nominee for director and the senior executive officers listed in the table under “Executive Compensation – Summary Compensation Table,” and by all such directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)(1)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Common Stock Outstanding (2)
Directors
Joseph J. Burke (3)	12,855	10,582	23,437	0.13%
Angelo Catania (3)	14,464	10,582	25,046	0.13%
John W. Chadwick (3)(4)	12,548	20,582	33,130	0.18%
John R. Garbarino (5)(6)(7)	549,464	415,738	965,202	5.08%
Donald E. McLaughlin (3)(8)	43,764	20,582	64,346	0.35%
Diane F. Rhine (3)(9)	44,644	20,582	65,226	0.35%
Mark G. Solow (3)	11,681	—	11,681	0.06%
John E. Walsh (3)	19,420	20,582	40,002	0.21%
Named Executive Officers who are not also Directors
Vito R. Nardelli (5)(10)	52,215	117,564	169,779	0.91%
Michael J. Fitzpatrick (5)(11)	172,884	150,952	323,836	1.73%
Joseph J. Lebel, III (5)(12)	17,285	26,165	43,450	0.23%
Joseph R. Iantosca (5)(13)	21,470	45,086	66,556	0.36%
All directors and named executive officers as a group (12 persons)	972,694	858,997	1,831,691	9.42%

(1)	Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of the Record Date.
(2)	Percentages with respect to each person or group of persons have been calculated on the basis of 18,588,581 shares of the Company’s Common Stock, the number of shares of Company Common Stock outstanding and entitled to vote as of March 15, 2012, plus the number of shares of Company Common Stock which such person or group of persons has the right to acquire within 60 days of March 15, 2012 by the exercise of stock options.
(3)	Includes 1,890 unvested shares. Each non-employee director other than Mark G. Solow was awarded 335 restricted shares in February 2008, 355 restricted shares in February 2009, 605 restricted shares in February 2010, and 796 restricted shares in February 2011. Each non-employee director, including Mr. Solow, was awarded 681 restricted shares in February 2012. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant. Mark G. Solow was also granted 1,000 restricted shares in December 2011, 50% of which vest on the first anniversary of the grant date and 50% on the second anniversary.
(4)	Includes 2,400 shares held by Mr. Chadwick as Trustee.
(5)	Includes 64,041, 10,090, 66,476, 4,406 and 8,290 shares held in trust pursuant to the ESOP and Matching Contribution ESOP which have been allocated to Messrs. Garbarino, Nardelli, Fitzpatrick, Lebel and Iantosca, respectively, as of March 15, 2012. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.
(6)	Includes 14,445 shares owned by Mr. Garbarino’s wife and 11,788 shares held by Mr. Garbarino and his wife as co-Trustees.
(7)	Includes 3,870 unvested shares. Mr. Garbarino was awarded 3,000 restricted shares in February 2008, and 5,450 restricted shares in February 2010. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(8)	Includes 5,123 shares owned by Mr. McLaughlin’s wife.
(9)	Includes 700 shares for which Ms. Rhine acts as custodian.
(10)	Includes 5,524 unvested shares. Mr. Nardelli was awarded 1,000 restricted shares in February 2008, 1,815 restricted shares in February 2010, 2,557 restricted shares in February 2011, and 2,190 restricted shares in February 2012. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

(11)	Includes 5,053 unvested shares. Mr. Fitzpatrick was awarded 1,000 restricted shares in February 2008, 1,815 restricted shares in February 2010, 2,273 restricted shares in February 2011, and 1,946 restricted shares in February 2012. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(12)	Includes 1,700 unvested shares. Mr. Lebel was awarded 335 restricted shares in February 2008, 605 restricted shares in February 2010, 767 restricted shares in February 2011, and 657 restricted shares in February 2012. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(13)	Includes 1,842 unvested shares. Mr. Iantosca was awarded 335 restricted shares in February 2008, 355 restricted shares in February 2009, 605 restricted shares in February 2010, 767 restricted shares in February 2011, and 657 restricted shares in February 2012. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of eight directors. All of the directors are independent under current Nasdaq listing standards, except for John R. Garbarino, Chairman and Chief Executive Officer of the Company and the Bank. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Each of the members of the Board also serves as a director of the Bank. The Board of Directors’ nominees for election this year, to serve for a three year term and until their respective successors have been elected and qualified are Ms. Diane F. Rhine and Messrs. John W. Chadwick and Mark G. Solow, each of whom is currently a director of the Company and the Bank. The experience and qualifications of each director are set forth under “Nominees for Election of Director.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares and approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Ms. Diane F. Rhine and Messrs. John W. Chadwick and Mark G. Solow.

Information With Respect to Nominees, Continuing Directors and Certain Executive Officers

Information regarding the Board of Directors’ nominees for election at the Annual Meeting, as well as information regarding the continuing directors and the senior executive officers listed in the table under “Executive Compensation – Summary Compensation Table” who are not directors is provided below. Unless otherwise stated, each individual has held his or her current position for the last five years. The age indicated for each individual is as of December 31, 2011. The indicated period of service as a director includes service as a director of OceanFirst Bank.

Nominees for Election of Director

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board to determine that the person should serve as a director for the Company. The Board of Directors has determined that the Board as a whole must have the right diversity and mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Company considers the following requirements for each of its members of the Board:

1) Personal characteristics: Integrity and accountability; informed judgment; financial literacy; mature confidence; and high performance standards.

2) Core competencies: Accounting and finance; business judgment; management; crisis response; industry knowledge; regional markets; leadership; and strategy/vision.

3) Director commitment: Time and effort; awareness and ongoing education; board attendance; other board commitments; stock ownership; changes in professional responsibilities; and length of service.

4) Team and company considerations: Balancing director contributions; diversity of skills; and Company financial condition.

The following directors have been nominated by the Corporate Governance/Nominating Committee for election to the Board with terms to expire in 2015:

John W. Chadwick retired as the General Manager of Point Bay Fuel, a petroleum products distributor in late 2006. In his capacity as General Manager, Mr. Chadwick was responsible for the oversight of all aspects of the company’s operation, including its sixty-nine full-time employees which serviced approximately 15,000 accounts. Mr. Chadwick was responsible for all environmental issues, permits, advertising, insurance issues, public relations, consumer credit situations, contracting and buying of petroleum products and personnel decisions. Mr. Chadwick’s experience brings to the Board significant expertise in management, consumer affairs and leadership. Point Bay Fuel is not an affiliate of the Company. Mr. Chadwick has been a member of the Board of Directors since 2002. He is 70 years of age.

Diane F. Rhine has owned and operated her own real estate company since 1979. From October 2000 through November 2009, Ms. Rhine was a partner in Citta Rhine LLC. As of November 16, 2009, Ms. Rhine is President and sole owner of Citta & Cobb Inc. DBA as Rhine & Associates Inc. Ms. Rhine’s more than 30 years’ experience in residential real estate brokerage in Ocean County, New Jersey, brings to the Board management expertise and an extensive knowledge of the local real estate markets in which the Company conducts its business. Rhine & Associates Inc. is not an affiliate of the Company. Ms. Rhine has served on the Board of Directors since 1997. She is 62 years of age.

Mark G. Solow is a senior advisor to Crystal Ridge Partners, LLC and York Street Capital, firms which make equity investments in public and private companies. Mr. Solow served on the board of directors of Central Jersey Bank, N.A. and its holding company from their inceptions through 2010. Prior to his retirement in 2005, Mr. Solow was a co-founder and a Managing Partner of GarMark Advisors, LLC, the manager of private investment funds that invest in middle market companies. Prior to the formation of GarMark Advisors, LLC in 1997, Mr. Solow was a Senior Executive Vice President at Chemical Banking Corporation (a predecessor institution to JPMorgan Chase) and a member of its twelve-person management committee. During his career at Chemical Banking Corporation, he served in several capacities, including head of global investment banking, and corporate and multinational banking in North America, Western Europe and Asia. In addition, he was Senior Credit Officer for the United States, Canada, Western Europe and Asia. Mr. Solow brings to the Board broad experience with capital markets, investment banking, management and leadership, as well as detailed knowledge of commercial and community banking. Mr. Solow has served on the Board of Directors since November 14, 2011. Mr. Solow is 63 years of age.

Directors Continuing in Office

The following directors have terms ending in 2013:

Donald E. McLaughlin is a retired CPA. Prior to his retirement in 2005, from Donald E. McLaughlin, CPA, P.C. Mr. McLaughlin was employed as a CPA for 35 years. As a CPA, Mr. McLaughlin worked on audits of corporations, both public and privately owned. Mr. McLaughlin has prepared financial statements and tax returns, analyzed financial statements and results of operations and advised clients on methods to better improve performance. He has also been employed as a controller at a company with annual sales of $40 million. Through his extensive experience as a CPA, Mr. McLaughlin provides significant expertise to the Board on public accounting and financial matters. Mr. McLaughlin has served on the Board of Directors since 1985. He is 64 years of age.

John E. Walsh is a licensed professional engineer and has been employed with T&M Associates as Regional Client Manager since 2010, and was made Vice President in 2011. T&M Associates is a privately owned engineering, planning and environmental consulting company. Before then, he was Executive Vice President and interim Chief Operating Officer at CMX Engineering, Inc., a privately owned engineering company. At CMX, Mr. Walsh was responsible for all operational aspects of the business, including operational profitability and oversight of 380 professional engineers and technical staff. Mr. Walsh’s experience with T&M and CMX provides the Board with management and leadership skills, as well as extensive knowledge of business and marketing plans, annual budgets, personnel/resource management, sales initiatives, financial reporting and client management. Prior to joining CMX Engineering, he was President of Bay Pointe Engineering Associates, Inc. None of T&M Associates, CMX Engineering or Bay Pointe Engineering Associates, Inc. is an affiliate of the Company. Mr. Walsh has served on the Board of Directors since 2000. He is 58 years of age.

The following directors have terms ending in 2014:

Joseph J. Burke is a retired Certified Public Accountant (“CPA”) with over 30 years of experience specializing in the audits of banking institutions. He is a retired audit partner with KPMG LLP. This experience brings to the Board significant expertise in financial, accounting and auditing matters. KPMG LLP is not an affiliate of the Company. Mr. Burke has been a member of the Board since 2005. He is 65 years of age.

Angelo Catania is the Chief Executive Officer and Managing Member of HomeStar Services LLC, an air conditioning, heating, plumbing and electrical service company, where he has been employed since February 2005. Prior to that time, he was President and Chief Operating Officer of Petro, Inc., one of the largest home heating oil and services companies in the United States. As President and COO of Petro, Mr. Catania was responsible for the oversight of approximately 2,800 employees that serviced over 535,000 residential and commercial accounts. Mr. Catania has also served as the corporate controller of a publicly-owned home heating oil delivery and service company, where he was responsible for accounting systems, bank relations, benefits, information technology and acquisitions. Mr. Catania’s experience as a senior officer of a large corporation brings to the Board significant management expertise and leadership skills, particularly as they relate to the use of technology to improve efficiency and customer service. Neither HomeStar Services LLC nor Petro, Inc. is an affiliate of the Company. He has been a member of the Board since 2006. He is 62 years of age.

John R. Garbarino has served as Chairman and Chief Executive Officer of the Company since 1995, and was President from 1995 to 2010. He has served in various capacities for the Bank since 1971, and has been a member of the Bank’s senior management since 1979. In 1985 he was elected President and Chief Executive Officer of the Bank, serving as President until 2010. He has been a member of the Bank’s Board of Directors since 1984, and was appointed Chairman of the Board in 1989. Mr. Garbarino brings extensive experience in banking and executive management to the Board. Mr. Garbarino’s experience and vision has resulted in OceanFirst Bank becoming the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. His past involvement in leadership positions with the Federal Home Loan Bank of New York, the New Jersey Savings League, America’s Community Bankers, as well as numerous other community and business organizations during his 40 year career in banking provide insight to the Board on the factors that impact both the Company and its communities. Moreover, Mr. Garbarino’s leadership and intimate knowledge of the Company’s business and operations provide the Board with Company-specific experience and expertise. He is 62 years of age.

Senior Executive Officers Who Are Not Also Directors

Vito R. Nardelli has been President of the Company and the Bank since 2010 and Chief Operating Officer of the Bank since September 2005. He has been employed with the Bank since June 1, 2004. Mr. Nardelli has been employed in the banking industry for over 30 years. He most recently served as Director of Retail Banking for The Trust Company of New Jersey and, until 2003, as Division President of the Dime Savings Bank of New Jersey. He held various executive level positions at Marine Midland Bank and Wachovia (formerly First Union). Between 1991 and 1994, Mr. Nardelli served as Executive Director of the New Jersey Economic Development Authority. Mr. Nardelli began his banking career with Chase Manhattan Bank, N.A. as Vice President and Department Head – Letter of Credit Division. His broad experience has ranged in the areas of investment banking, international products/global collections and corporate and municipal finance. He is 62 years of age.

Michael J. Fitzpatrick has been Executive Vice President and Chief Financial Officer of the Company since 1995. He has also been Executive Vice President and Chief Financial Officer of the Bank since joining the Bank in 1992. He is 56 years of age.

Joseph J. Lebel III has been First Senior Vice President, Chief Lending Officer of the Bank since May 2007. When he first joined the Bank in April 2006, he was Senior Vice President of the Bank, in charge of Commercial Lending. Before then, he was employed with Wachovia Bank N.A. for approximately 22 years, most recently as Senior Vice President. He is 49 years of age.

Joseph R. Iantosca has been First Senior Vice President, Chief Administrative Officer of the Bank since May 2007. Before then, he was Senior Vice President, Chief Administrative Officer of the Bank since February 2004, when he joined the Bank. Before then, he was employed with BISYS Banking Solutions for seven years, most recently as National Vice President, Conversions and Implementations. He is 52 years of age.

Steven J. Tsimbinos has been First Senior Vice President, General Counsel and Corporate Secretary of the Company and the Bank since September 2010. Prior to joining OceanFirst, he was General Counsel of Copper River Management, L.P., the investment manager to a family of hedge funds, since May 2006, and prior to that a partner with Lowenstein Sandler PC, where he practiced corporate and securities law. He is 42 years of age.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve its corporate objectives and increase stockholder value. The Company believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of its stockholders. The Company also believes that the Company and its stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives each stockholder the opportunity to endorse or not endorse the compensation for the NEOs by voting to approve or not approve such compensation as described in this proxy statement.

The Company’s stockholders are being asked to approve the compensation of the Company’s NEOs as described in this proxy statement, namely, under “Compensation Discussion and Analysis” and the included tabular and narrative disclosure.

The Board of Directors urges stockholders to endorse the compensation program for the Company’s executive officers by voting FOR Proposal 2. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the compensation of the named executive officers described herein is reasonable and appropriate, and is justified by the performance of the Company in an extremely difficult operating environment.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis (which stockholders are encouraged to read):

•

The Compensation Committee has designed compensation packages for the Company’s senior executives to be competitive with the compensation offered by those peers with whom it competes for management talent.

•	The Company was profitable in 2011, having announced record net income for the second consecutive year and annual earnings per share growth for the year in a difficult operating environment.

•	This Company’s compensation practices have not and do not include the abusive and short-term practices that have been prevalent at some large financial institutions.

•	The Company’s compensation program does not encourage excessive and unnecessary risks that would threaten the value of the Company.

•	The Company’s compensation program is the result of a carefully reasoned, balanced approach, that considers the short-term and long-term interests of stockholders and safe and sound banking practices.

Please note that your vote is advisory and will not be binding upon the Board, may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty by the Board. The Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 3. RATIFICATION OF APPOINTMENT

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011 was KPMG LLP. Acting on the recommendation of the Audit Committee, the Board of Directors reappointed KPMG LLP to continue as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012, subject to ratification of such appointment by the stockholders. If stockholders do not ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee may consider other independent registered public accounting firms.

Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” Proposal 3, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2011 and December 31, 2010 by KPMG LLP:

	2011	2010
Audit fees	$385,000	$427,500
Audit related fees (1)	63,000	64,000
Tax related fees (2)	79,325	66,045
Other fees	—	—

	$527,325	$557,545

(1)	Audit-related fees are excluded from “Audit Fees” because the services were not required for reporting on the Company’s consolidated financial statements. Such fees are principally related to audits of financial statements of employee benefit plans, and audit procedures relating to the U.S. Department of Housing and Urban Development (HUD) reporting requirements.
(2)	Consists of tax filing and tax related compliance and other advisory services.

The Audit Committee believes that the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its Charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

During the year ended December 31, 2011, 100% of the audit related fees, tax related fees and other fees set forth above were approved by the Audit Committee.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Director of Internal Audit reports directly to the Audit Committee. The Director of Internal Audit submitted and implemented an internal audit plan for 2011.

The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and issuing an opinion on the conformity of these financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee reviewed and discussed the annual financial statements with management and the Company’s independent registered public accounting firm. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the independent registered public accounting firm regarding their independence as required under applicable standards for independent registered public accounting firms of public companies. The Audit Committee discussed with the independent registered public accounting firm the contents of such materials, their independence and additional matters required under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm was independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee

Joseph J. Burke, CPA, Retired, Chairman

Donald E. McLaughlin, CPA, Retired

Angelo Catania

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section describes the objectives, design and rationale of the Company’s compensation program for its NEOs, and discusses each material element of the Company’s NEO compensation program, how compensation is determined, and recent developments in the Company’s compensation program.

Objectives

OceanFirst’s vision and mission is to produce value for its stockholders by providing outstanding service and responsiveness to the markets and customers it serves. To achieve that goal, the Company’s objectives for its executive officer compensation program are to:

•

target and reward individual behaviors that promote the Company’s performance in a way that is consistent with its strategic plan and encourages prudent decision-making, effective risk management and safe and sound practices;

•	create balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

•	motivate each individual to perform to the best of his or her ability;

•	align management’s interests with those of stockholders;

•	reward individuals of greatest responsibility and achievement within a framework that is internally equitable;

•	provide a competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and

•	be mindful of the economic environment and control costs.

How Compensation Is Determined

The Compensation Committee reviews compensation for the CEO, the other NEOs and the other officers subject to the reporting requirements of Section 16 under the Exchange Act (including the NEOs, the “Section 16 Officers”), as well as establishes certain guidelines and limits for compensation and benefits programs for other employees of the Company and the Bank. The Compensation Committee annually reviews and evaluates recommendations made by management regarding compensation, including base salary, bonuses and equity grants for the Section 16 Officers. The Compensation Committee then determines the compensation for the CEO and Section 16 Officers and reports its determination to the Board. In establishing compensation levels, the Compensation Committee considers the Company’s overall objectives and performance, reports of compensation consultants, peer group comparisons, market data for other institutions, individual executive performance, the relative level of compensation among executive officers and regulatory requirements. The Compensation Committee also meets with the Chief Risk Officer to review any potential and actual risks created by the Company’s compensation program, and to analyze the controls in place and risk mitigation mechanisms.

Executive management and outside advisors from time-to-time may be invited to Compensation Committee meetings to provide their views on compensation matters. The CEO participates in the process of determining compensation for the other Section 16 Officers by making recommendations regarding base salary adjustments, and awards under incentive and equity plans. The CEO does not participate in the Compensation Committee’s decision as to his own compensation package. See “Corporate Governance – Committees of the Board of Directors” for further information regarding the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee retained Frederic W. Cook & Co., Inc. (“FWC”) in early 2011 as its independent compensation consultant. FWC replaced Towers Watson, which had been the Committee’s advisor since 2008. The Compensation Committee considers advice and recommendations received from FWC in making compensation decisions. FWC is independent of the Bank’s management, reports directly to the Compensation Committee, and has no economic relationship with the Company other than its role as advisor to the Compensation Committee.

Compensation Study

For 2011, FWC conducted a study for the Compensation Committee for use in making compensation decisions for 2011 and beyond. FWC reviewed the current peer group for appropriateness and identified changes for 2011. The Compensation Committee has historically relied on a peer group to assess relative performance for its annual incentive plans and make compensation decisions. The study proposed removing one institution from the peer group due to acquisition and identified an institution that the Compensation Committee could add as a replacement. The Compensation Committee approved that change at their March 2011 meeting. The peer group established for the 2011 study consisted of the following:

Alliance Financial Corp. (NY) – NASDAQ: ALNC

Center Bancorp, Inc. (NJ) – NASDAQ: CNBC

Dime Community Bancshares (NJ) – NASDAQ: DCOM

First of Long Island Corp (NY) – NASDAQ: FLIC

Flushing Financial Corp. (NY) – NASDAQ: FFIC

Hudson Valley Holding Corp. (NY) – NASDAQ: HUVL

Kearny Financial Corp. (NJ) – NASDAQ: KRNY

Lakeland Bancorp, Inc. (NJ) – NASDAQ: LBAI

Peapack-Gladstone Financial Corp. (NJ) – NASDAQ: PGC

Provident New York Bancorp (NY) – NASDAQ: PBNY

Rockville Financial Inc. (CT) – NASDAQ: RCKB

State Bancorp, Inc. (NY) – NASDAQ: STBC

Sterling Bancorp. (NY) – NASDAQ: STL

Suffolk Bancorp (NY) – NASDAQ: SUBK

Trustco Bank Corp (NY) – NASDAQ: TRST

FWC conducted a review of the Bank’s current level of director and executive compensation relative to its peers and provided the Compensation Committee with its report at their June 2011 meeting. The executive compensation results found a strong alignment between performance and executive compensation at OceanFirst. OceanFirst was at or above the median of its peers on two of the five key metrics and at or above the 75th percentile on the remaining three. The metrics in the study were total interest and other income growth, earnings per share growth, return on assets, return on equity and total shareholder return. Overall, the base salaries were near the median when compared to the peer group while the target bonuses were at or above the 75th percentile. On average, target total compensation was positioned between the median and the 75th percentile. The 2011 study was taken into account by the Compensation Committee to set and establish director and executive compensation for 2011. The Compensation Committee made no changes to the director retainers or fees for 2011.

Consideration of Last Year’s Advisory Stockholder Votes on Executive Compensation

At the 2011 Annual Meeting of Stockholders, approximately 94% of the shares voting on the Company’s first non-binding advisory vote on executive compensation (commonly known as “say on pay”) were cast in favor of the compensation of the Company’s executive officers, as described in the 2011 Proxy Statement. The Board and the

Compensation Committee appreciate and value the views of stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In making compensation decisions for the remainder of 2011 and to date in 2012, the Board and the Committee considered, among other factors, this strong stockholder support and the Company’s overall satisfaction with the current compensation mix and levels, and have not made significant changes to the mix or level of compensation. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in their assessment of the Company’s executive compensation program.

Also at the 2011 Annual Meeting of Stockholders, the Company’s stockholders expressed a preference that advisory votes on executive compensation occur once every year. Consistent with this preference, the Board determined to implement an annual advisory vote on executive compensation.

Compensation Program Design and Rationale

Cash Compensation. Current cash compensation consists of base salary and a performance-based cash bonus under a cash incentive plan. In addition to the performance-based compensation, the Company may from time to time make discretionary cash bonus payments to rectify inequities or recognize outstanding performance. No such discretionary bonuses were made to Section 16 Officers during fiscal 2011.

Base Salary. The base salary levels for the Section 16 Officers are intended to be competitive with the practices of comparable financial institutions at appropriate levels to motivate individuals to discharge the responsibilities of their positions, while being mindful of managing costs. Messrs. Garbarino, Nardelli and Fitzpatrick have employment agreements with the Company and the Bank and receive base salaries under those agreements, subject to annual review.

Performance-Based Bonuses. A significant portion of each Section 16 officer’s annual cash compensation is contingent on the performance of the Company, the Bank and the individual under a cash incentive compensation plan. Under the incentive compensation plan, performance-based bonuses are paid, generally annually, based on the Company’s level of achievement of pre-established financial performance objectives, as well as individual performance. This mechanism allows the Company to target and reward individual behaviors that promote the Company’s performance in a way that is consistent with its strategic plan and encourages prudent decision-making, effective risk management and safe and sound practices.

Equity Compensation Plan. During 2011, the Company granted stock options and restricted stock awards to attract, retain and motivate non-employee directors and employees by providing for or increasing their economic interests in the success of the Company. Equity grants under the Stock Plans complement total compensation packages as well as enable the Company to align director and executive management interests as stockholders of the Company.

Mix of Compensation Elements; Risk Mitigation. The Committee believes that it maintains the appropriate balance of base salary and incentive compensation to motivate executives and reward accomplishments. Performance-based incentive bonus awards play an important role in the executive compensation program, but their use is balanced to provide stability and to avoid encouraging strategies and risk-taking that might not align with the long term best interests of the Company and its stockholders, as further described below. The Company utilizes performance-based bonuses with bonus targets ranging from 25% to 50% of base salary for its Section 16 Officers.

The Company is mindful of regulatory sound compensation practices that are designed to cause banking institutions to structure compensation programs in a way that does not provide incentives for executives to take imprudent or excessive risks. The Company’s compensation program for Section 16 Officers is designed to mitigate risk by (1) providing non-performance-based salaries, retirement and fringe benefits that are competitive in the market, permit executives to pay living expenses and provide stability without reliance on incentives; (2) incorporating cash incentives to reward performance in accordance with predefined goals and objectives; (3) including long-term incentives in the form of restricted stock awards and stock options to maintain focus on long-term shareholder value; and (4) considering prior period results, the exposure to risk, and actual risk outcomes in determining current and future compensation. To further mitigate risk resulting from performance-based compensation, the Committee considers, and uses when appropriate, metrics and performance goals that incorporate risk management, “clawbacks” to recover payments, and performance periods longer than one year. The use of equity-based long term compensation, in combination with executive stock ownership requirements, reflects the Company’s compensation program’s goals of aligning the interests of executives and stockholders, thereby reducing the exposure to imprudent or excessive risk taking. The Company believes these features recognize a balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage such risks.

Elements of Compensation

Overview. To achieve the Company’s objectives for its NEO compensation program, the program includes the following elements: (1) base salary; (2) a performance-based annual cash bonus under a cash incentive compensation plan; (3) awards of stock options and restricted shares of Company common stock under the equity compensation plans; (4) welfare benefits under the group benefit programs; (5) retirement benefits under the ESOP and 401(k) Plan and supplemental retirement benefits for select NEOs under the Supplemental Executive Retirement Plan (“SERP”); (6) Company-paid automobile benefit for selected NEOs; (7) eligibility for payments and benefits in the event of certain employment terminations and/or in the event of a change in control of the Company; and (8) nonqualified deferred compensation under the Deferred Compensation Plan for Executives. The following describes the elements of compensation and provides information on certain decisions regarding 2011 compensation.

Base Salary. After the Compensation Committee’s consideration of various factors, including prevailing market conditions, current and anticipated Company performance, the performance and responsibilities of individual executives, current pay levels and the FWC report, the Company:

•	reduced Mr. Garbarino’s base salary for 2011 to $490,500, effective January 2011; and

•	increased the base salaries of the other NEOs by 2.5% to 3% during 2011.

Cash Incentive Awards. The Company determined cash incentive awards for 2011 in accordance with guidelines established by the Compensation Committee. Annual cash bonuses for the Section 16 Officers are determined under the annual incentive plan and contingent on the performance of the Company, the Bank and the individual, by comparing actual Company performance against targets that are approved by the Compensation Committee at the beginning of 2011. The targets are weighted between individual objectives and the Company’s success in achieving its financial goals. Targeted bonus levels for NEOs in 2011 ranged from 25% to 50% of base salary. Generally, the higher the level of responsibility of the officer or employee in the Company, the greater the percentage of base salary that may be awarded under the plan for achievement of performance goals. Ordinarily, if incentive compensation is paid out under the plan, actual bonus payments may range from 50% of targeted bonus levels for threshold performance to 150% for superior performance.

For 2011, incentive payments were based on earnings per share, efficiency ratio and total shareholder return, utilizing the following matrix:

Category	Weight	Threshold 50%	Target 100%	Superior 150%

Earnings Per Share (EPS)	50%	$.91	$1.17	$1.28

Efficiency Ratio	25%	60.50%	57.40%	55.80%

Total Shareholder Return Against Peers (TSR)	25%	50th Percentile (8th of 16)	62.5 Percentile (10th of 16)	75th Percentile (12th of 16)

	100%

For purposes of the matrix, Earnings Per Share (EPS) and Efficiency Ratio are the amounts set forth in the Company’s financial statements, as adjusted for certain non-recurring items that are approved by the Board of Directors. Total Shareholder Return Against Peers (TSR) is based on the Company’s stock and dividend performance measured against the group of fifteen similar financial institutions utilized by FWC in its study. See “Compensation Study.” The Company must attain net income of at least $2,122,000 and meet the threshold level in at least one category in order to pay any bonus based on the Company’s performance. For 2011, the Company’s EPS was $1.14, Efficiency Ratio was 56.86%, and TSR was 75th Percentile. Based on the weighting of the various Metrics set forth above, the Bank’s performance funded at 113.8% of Target. Actual payouts were subject to adjustment for each NEO’s performance. Cash incentive awards paid to the NEOs for 2011 are presented under the “Non-Equity Incentive Compensation Plan” column in the Summary Compensation Table below.

Equity Incentive Awards. The Board, at the recommendation of the Compensation Committee, approved the grant of stock options and restricted stock awards under the Company’s stock incentive plans. The award levels and vesting schedule were determined based on various factors, including prevailing market conditions, performance and responsibilities of individual executives, current pay levels, the amount of awards previously granted and the FWC report. Awards in 2011 to the NEOs are presented under the “Stock Award” column of the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Benefits. All NEOs participate in the benefit plans generally available to the employees, including medical, life and disability insurance, the 401(k) Plan and the ESOP. The Company also maintains SERPs covering Messrs. Garbarino, Nardelli and Fitzpatrick. These SERPs are intended to promote continued service of covered executives by providing a supplement to the executive’s other qualified retirement plan benefits, which are limited by law. The benefit is based on the average of the highest compensation during any four consecutive calendar years and length of service with the Company. In 2010, Mr. Garbarino agreed to make a portion of his SERP payment contingent upon the attainment of certain Company performance targets. These amounts would be paid under that Plan to maximize their tax deductibility.

Perquisites. The Company provided perquisites to selected NEOs in the form of Company-paid automobile benefits and golf club dues. The NEOs are subject to the Company’s Travel and Entertainment Policy, which governs travel, dining and entertainment expenses for all employees.

Deferred Compensation. The Bank provides the NEOs with an opportunity to elect to defer current compensation under the Deferred Compensation Plan for Executives (the “Deferral Plan”). The Deferral Plan permits eligible executives selected by the Bank’s Board to elect to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Deferral Plan.

Employment Agreements. Each of the Bank and the Company have entered into separate employment agreements with Messrs. Garbarino, Nardelli and Fitzpatrick (individually, the “Executive”). The employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Garbarino, Nardelli and Fitzpatrick.

The employment agreements provide for a three-year term for each Executive. The Bank employment agreement provides that the Board of the Bank, annually, may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. In 2011, the Company and each executive amended the respective Company employment agreement to change from daily extensions to annual renewals so that the Bank’s and the Company’s employment agreements follow the same renewal procedure. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

The agreements provide for termination, at any time, by the Bank or the Company for cause as defined in the agreements. In the event the Bank or the Company chooses to terminate the Executive’s employment for reasons other than for cause, or in the event of the Executive’s resignation from the Bank and the Company upon: (1) failure to re-elect the Executive to his current offices; (2) a material change in the Executive’s functions, duties or responsibilities; (3) material change in the Executive’s principal place of employment; (4) material reduction in the

Executive’s salary; or (5) a material breach of the agreement by the Bank or the Company, the Executive, or in the event of Executive’s subsequent death, his beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive’s behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue to pay for the Executive’s life, health and disability coverage for the remaining term of the employment agreement.

Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the employment agreement), the Executive or, in the event of the Executive’s death, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of the five preceding taxable years’ compensation. Such average compensation includes not only base salary, but also commissions, bonuses, contributions on behalf of the Executive to any pension or profit sharing plan, insurance payments, directors’ or committee fees and fringe benefits paid or to be paid to the Executive during the preceding five taxable years. The Bank and the Company would also continue the Executive’s life, health, and disability coverage for thirty-six months. Although both the Company and the Bank agreements provide for a severance payment in the event of a termination by the Company or the Bank, or in the event of a termination following a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

Payments to the Executive under the Bank’s agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company’s agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

Change in Control Agreements. For similar reasons as with the employment agreements, the Bank and the Company entered into change in control agreements (“CIC Agreements”) with Messrs. Lebel and Iantosca (individually, the “Executive”). Each CIC Agreement provides for a two-year term. The Bank CIC Agreement provides that the Board of the Bank may, annually, extend the CIC Agreement for an additional year so that the remaining term shall be two years, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. In 2011, the Company and each executive amended the respective Company CIC Agreement to change from daily extensions to annual renewals so that the Bank’s and the Company’s CIC Agreements follow the same renewal procedure. The CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the agreement), the Executive would be entitled to a severance payment equal to two (2) times the Executive’s average annual compensation for the five years preceding termination. Annual compensation includes Base Salary, commissions, bonuses, contributions on behalf of the Executive to any pension and profit sharing plan, severance payments and fringe benefits paid or to be paid the Executive during such years. Additionally, in the event the Executive has been employed less than five years at the time of termination in connection with a change in control, the Executive’s annual compensation shall be annualized for any partial taxable year of employment or service as if the Executive was employed or served for the full taxable year. However, any payments to the Executive under the Bank’s CIC Agreement would be subtracted from any amount due simultaneously under the Company’s CIC Agreement. The Company and the Bank would also continue and pay for the Executive’s life, health and disability coverage for thirty-six (36) full calendar months following termination.

Payments to the Executive under the Bank’s CIC Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

Payments under the employment agreements and CIC agreements in the event of a change in control may constitute some portion of an excess parachute payment under section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by the Company during the fiscal year ended December 31, 2011 to or for the account of the CEO, Chief Financial Officer, and the other three (3) most highly compensated executive officers of the Company:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [4]	All Other Compensation ($)		Total ($)
John R. Garbarino,	2011	492,596	—	283,500	279,095	—	273,603	(5)	1,328,794
Chief Executive Officer of the Company and the Bank	2010 2009	545,000 537,500	54,500 310,000	163,428 —	366,240 116,400	— —	473,418 443,277		1,602,584 1,407,177

Vito R. Nardelli,	2011	333,300	35,466	106,313	187,770	—	109,050	(6)	771,899
President and Chief Operating Officer of the Company and the Bank	2010 2009	312,693 289,900	18,150 120,000	54,479 —	178,416 57,666	— 177	105,523 98,796		669,261 566,449

Michael J. Fitzpatrick,	2011	260,075	31,527	94,500	126,591	—	101,763	(7)	614,456
Executive Vice President and Chief Financial Officer of the Company and the Bank	2010 2009	253,750 243,150	18,150 104,000	54,479 —	136,079 42,716	610 5,234	96,938 95,964		560,006 491,064

Joseph J. Lebel III,	2011	218,160	10,638	31,894	83,575	—	20,466	(8)	364,733
First Senior Vice President and Chief Lending Officer of the Bank	2010 2009	213,000 202,100	6,050 52,000	18,163 —	102,816 35,881	— —	22,247 21,482		362,276 311,463

Joseph R. Iantosca,	2011	199,485	10,638	31,894	85,749	—	23,539	(9)	351,305
First Senior Vice President and Chief Administrative Officer of the Bank	2010 2009	195,060 189,805	6,117 4,359	18,361 13,042	84,010 41,427	— —	23,426 22,573		326,974 271,206

(1)	Reflects the value of restricted stock awards granted to the executive officers based on the grant date fair value of the awards. See note 1 to Company’s consolidated financial statements for the year ended December 31, 2011, filed with the Company’s Form 10-K for assumptions made in the valuation. A portion of the 2009 stock awards to Messrs. Garbarino, Nardelli, Fitzpatrick and Lebel were performance based. As a result of Company performance over the applicable performance period, they earned $282,595, $107,337, $94,172, and $44,062, respectively, of the 2009 awards listed above.
(2)	Reflects the value of stock option awards granted to the executive officers based on the grant date fair value of the awards.
(3)	Reflects payments made for each respective year under the annual incentive compensation plan.
(4)	Reflects earnings on amounts deferred under the Deferral Plan during 2011, 2010 and 2009.

(5)	Includes (a) the market value of the ESOP allocation of $7,521 in 2011, $9,788 in 2010 and $9,493 in 2009; (b) Company matching contribution to the 401(k) Plan of $8,575 in each of 2011, 2010 and 2009; (c) allocations under the SERP of $226,112 in 2011, $414,772 in 2010 and $387,050 in 2009; (d) Company-paid life insurance premiums of $5,544 in each of 2011, 2010 and 2009; (e) Company-paid long-term disability premiums of $8,981 in each of 2011, 2010 and 2009; (f) Company-provided automobile benefit of $5,293 in 2011, $14,707 in 2010 and $13,951 in 2009; and (g) Company-paid club dues of $11,578 in 2011, $11,051 in 2010 and $9,683 in 2009.
(6)	Includes (a) the market value of the ESOP allocation of $7,521 in 2011, $9,788 in 2010 and $9,427 in 2009; (b) Company matching contribution to the 401(k) Plan of $8,575 in each of 2011, 2010 and 2009; (c) allocations under the SERP of $77,025 in 2011, $68,636 in 2010 and $63,405 in 2009; (d) Company-paid life insurance premiums of $4,942 in 2011, $4,847 in 2010 and $4,364 in 2009; (e) Company-paid long-term disability premiums of $4,811 in each of 2011, 2010 and 2009; and (f) Company-provided automobile benefit of $6,176 in 2011, $8,866 in 2010 and $8,124 in 2009.
(7)	Includes (a) the market value of the ESOP allocation of $7,521 in 2011, $9,788 in 2010 and $9,323 in 2009; (b) Company matching contribution to the 401(k) Plan of $8,301 in 2011, $8,299 in 2010 and $8,298 in 2009; (c) allocations under the SERP of $74,408 in 2011, $67,621 in 2010 and $61,975 in 2009; (d) Company-paid life insurance premiums of $2,456 in 2011, $2,405 in 2010 and $1,245 in 2009; (e) Company-paid long-term disability premiums of $1,799 in 2011, $1,740 in 2010 and $1,721 in 2009; and (f) Company provided automobile benefit of $7,278 in 2011, $7,085 in 2010 and $13,402 in 2009.
(8)	Includes (a) the market value of the ESOP allocation of $6,687 in 2011, $8,492 in 2010 and $7,729 in 2009; (b) Company matching contribution to the 401(k) Plan of $5,856 in 2011, $5,844 in 2010 and $5,865 in 2009; (c) Company-paid life insurance premiums of $704 in 2011, $691 in 2010 and $668 in 2009; (d) Company-paid long-term disability premiums of $1,220 in each of 2011, 2010 and 2009; and (e) Company-provided automobile benefit of $6,000 in each of 2011, 2010 and 2009.
(9)	Includes (a) the market value of the ESOP allocation of $6,115 in 2011, $7,778 in 2010 and $7,294 in 2009; (b) Company matching contribution to the 401(k) Plan of $6,982 in 2011, $6,827 in 2010 and $6,643 in 2009; (c) Company-paid life insurance premiums $974 in 2011, $955 in 2010 and $605 in 2009; (d) Company-paid long-term disability premiums of $1,324 in each of 2011, 2010 and 2009; and (e) Company-provided automobile benefit of $8,144 in 2011, $6,542 in 2010 and $6,707 in 2009.

Grants of Plan-Based Awards

The following table sets forth certain information regarding stock options, restricted stock awards and non-equity incentive plan awards to the executive officers of the Company during the Company’s fiscal year ended December 31, 2011.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh) [4]	Grant Date Fair Value of Stock & Option Awards ($)[5]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John R. Garbarino	2/18/2011	61,312	245,250	367,850	0	90,000	13.87	283,500

Vito R. Nardelli	2/18/2011	41,250	165,000	247,500	2,557	33,750	13.87	106,313

Michael J. Fitzpatrick	2/18/2011	25,750	103,000	154,500	2,273	30,000	13.87	94,500

Joseph J. Lebel III	2/18/2011	21,600	86,400	129,600	767	10,125	13.87	31,894

Joseph R. Iantosca	2/18/2011	17,282	69,129	103,693	767	10,125	13.87	31,894

(1)	Amounts shown represent the range of potential payouts for fiscal 2011 under the 2011 Cash Incentive Compensation Plan. As described in the section titled “Cash Incentive Awards” in the Compensation Discussion and Analysis, the level of actual payouts for 2011 under the Incentive Compensation Plan, were $279,095, $187,770, $126,591, $83,575 and $85,749, for Messrs. Garbarino, Nardelli, Fitzpatrick, Lebel and Iantosca, respectively. The performance period for the non-equity grants was January 1, 2011 through December 31, 2011.

(2)	Refers to awards of restricted shares of Company common stock under the Company’s 2006 Stock Incentive Plan (the “2006 Stock Plan”). Awards vest over five years from date of grant.
(3)	Refers to awards of stock options under the 2006 Stock Plan. Options vest over five years from date of grant.
(4)	Closing price of the underlying shares of Company common stock at the Nasdaq Global Select Market on the date of grant.
(5)	Grant date fair value.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock option and stock awards to the executive officers of the Company during the Company’s fiscal year ended December 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Others Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Others Rights That Have Not Vested ($)
John R. Garbarino	120,000	—	—	17.880	2/20/12	—	—	—	—
	90,000	—	—	23.440	5/30/13	—	—	—	—
	90,000	—	—	22.525	5/28/14	—	—	—	—
	3,430	—	—	23.070	1/19/15	—	—	—	—
	3,806	—	—	20.795	4/20/15	—	—	—	—
	63,000	—	—	23.475	2/15/16	—	—	—	—
	48,600	12,150	—	22.170	2/21/17	—	—	—	—
	38,274	25,514	—	16.810	2/20/18	—	—	—	—
	17,861	71,444	—	10.000	2/17/20	—	—	—	—
	—	90,000	—	13.870	2/18/21	—	—	—	—
	—	—	—	—	—	781	10,208	—	—
	—	—	—	—	—	1,200	15,684	—	—
	—	—	—	—	—	4,360	56,985	—	—
Vito R. Nardelli	30,000	—	—	22.380	6/01/14	—	—	—	—
	780	—	—	23.070	1/19/15	—	—	—	—
	866	—	—	20.795	4/20/15	—	—	—	—
	30,000	—	—	23.475	2/15/16	—	—	—	—
	16,200	4,050	—	22.170	2/21/17	—	—	—	—
	12,759	8,504	—	16.810	2/20/18	—	—	—	—
	5,954	23,816	—	10.000	2/17/20	—	—	—	—
	—	33,750	—	13.870	2/18/21	—	—	—	—
	—	—	—	—	—	259	3,385	—	—
	—	—	—	—	—	400	5,228	—	—
	—	—	—	—	—	1,452	18,978	—	—
	—	—	—	—	—	2,557	33,420	—	—

(Table continues and footnotes on following pages)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Others Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Others Rights That Have Not Vested ($)
Michael J. Fitzpatrick	45,000	—	—	17.880	2/20/12	—	—	—	—
	33,000	—	—	23.440	5/30/13	—	—	—	—
	30,000	—	—	22.525	5/28/14	—	—	—	—
	1,320	—	—	23.070	1/19/15	—	—	—	—
	1,464	—	—	20.795	4/20/15	—	—	—	—
	30,000	—	—	23.475	2/15/16	—	—	—	—
	16,200	4,050	—	22.170	2/21/17	—	—	—	—
	12,759	8,504	—	16.810	2/20/18	—	—	—	—
	5,954	23,816	—	10.000	2/17/20	—	—	—	—
	—	30,000	—	13.870	2/18/21	—	—	—	—
	—	—	—	—	—	259	3,385	—	—
	—	—	—	—	—	400	5,228	—	—
	—	—	—	—	—	1,452	18,978	—	—
	—	—	—	—	—	2,273	29,708	—	—
Joseph J. Lebel III	10,000	—	—	22.740	4/28/16	—	—	—	—
	3,600	900	—	20.250	3/02/17	—	—	—	—
	4,253	2,834	—	16.810	2/20/18	—	—	—	—
	1,985	7,940	—	10.000	2/17/20	—	—	—	—
	—	10,125	—	13.870	2/18/21	—	—	—	—
	—	—	—	—	—	134	1,751	—	—
	—	—	—	—	—	484	6,326	—	—
	—	—	—	—	—	767	10,025	—	—
Joseph Iantosca	1,250	—	—	25.165	2/16/14	—	—	—	—
	10,000	—	—	22.525	5/28/14	—	—	—	—
	554	—	—	23.070	1/19/15	—	—	—	—
	615	—	—	20.795	4/20/15	—	—	—	—
	10,000	—	—	23.475	2/15/16	—	—	—	—
	5,400	1,350	—	20.250	3/2/17	—	—	—	—
	4,254	2,836	—	16.810	2/20/18	—	—	—	—
	2,836	4,252	—	12.280	2/18/19	—	—	—	—
	1,985	7,940	—	10.110	2/11/20	—	—	—	—
	—	10,125	—	13.870	2/18/21	—	—	—	—
	—	—	—	—	—	84	1,098	—	—
	—	—	—	—	—	134	1,751	—	—
	—	—	—	—	—	213	2,784	—	—
	—	—	—	—	—	484	6,326	—	—
	—	—	—	—	—	767	10,025	—	—

(1)

Options vest as to 20% of the shares subject to the grant on each anniversary of the grant date, subject to the executive’s continued service on the relevant vesting dates. With respect to Mr. Garbarino’s stock options that have not vested, the options for 12,150 shares vest on February 21, 2012; the options for 25,514 shares vest in equal installments on February 20, 2012 and February 20, 2013; the options for 71,444 shares vest in equal installments on February 17, 2012, February 17, 2013, February 17, 2014, and February 17, 2015; and the options for 90,000 shares vest in equal installments on February 18, 2012, February 18, 2013, February 18, 2014, February 18, 2015 and February 18, 2016.

With respect to Mr. Nardelli’s stock options that have not vested, the options for 4,050 shares vest on February 21, 2012; the options for 8,504 shares vest in equal installments on February 20, 2012 and February 20, 2013; the options for 23,816 shares vest in equal installments on February 17, 2012, February 17, 2013, February 17, 2014, and February 17, 2015; and the options for 33,750 shares vest in equal installments on February 18, 2012, February 18, 2013, February 18, 2014, February 18, 2015 and February 18, 2016.

With respect to Mr. Fitzpatrick’s stock options that have not vested, the options for 4,050 shares vest on February 21, 2012; the options for 8,504 shares vest in equal installments on February 20, 2012 and February 20, 2013; the options for 23,816 shares vest in equal installments on February 17, 2012, February 17, 2013, February 17, 2014, and February 17, 2015; and the options for 30,000 shares vest in equal installments on February 18, 2012, February 18, 2013, February 18, 2014, February 18, 2015 and February 18, 2016.

With respect to Mr. Lebel’s stock options that have not vested, the options for 900 shares vest on March 2, 2012; the options for 2,834 shares vest in equal installments on February 20, 2012 and February 20, 2013; the options for 7,940 shares vest in equal installments on February 17, 2012, February 17, 2013, February 17, 2014, and February 17, 2015; and the options for 10,125 shares vest in equal installments on February 18, 2012, February 18, 2013, February 18, 2014, February 18, 2015 and February 18, 2016.

With respect to Mr. Iantosca’s stock options that have not vested, the options for 1,350 shares vest on March 2, 2012; the options for 2,836 shares vest in equal installments on February 20, 2012 and February 20, 2013; the options for 4,252 shares vest in equal installments on February 18, 2012, February 18, 2013 and February 18, 2014; the options for 7,940 shares vest in equal installments on February 11, 2012, February 11, 2013, February 11, 2014, and February 11, 2015; and the options for 10,125 shares vest in equal installments on February 18, 2012, February 18, 2013, February 18, 2014, February 18, 2015 and February 18, 2016.

(2)	With respect to Mr. Garbarino’s shares that have not vested, the 781 shares vest on February 21, 2012; the 1,200 shares vest in equal installments on March 1, 2012 and March 1, 2013; and the 4,360 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015.

With respect to Mr. Nardelli’s shares that have not vested, the 259 shares vest on February 21, 2012; the 400 shares vest in equal installments on March 1, 2012 and March 1, 2013; the 1,452 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015; and the 2,557 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016.

With respect to Mr. Fitzpatrick’s shares that have not vested, the 259 shares vest on February 21, 2012; the 400 shares vest in equal installments on March 1, 2012 and March 1, 2013; the 1,452 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015; and the 2,273 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016.

With respect to Mr. Lebel’s shares that have not vested, the 134 shares vest in equal installments on March 1, 2012 and March 1, 2013; the 484 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015; and the 767 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016.

With respect to Mr. Iantosca’s shares that have not vested, the 84 shares vest on March 1, 2012; the 134 shares vest in equal installments on March 1, 2012 and March 1, 2013; the 213 shares vest in equal installments on March 1, 2012, March 1, 2013 and March 1, 2014; the 484 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015; and the 767 shares vest in equal installments on March 1, 2012, March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016.

(3)	Market Value computed as of close of business on December 30, 2011 of $13.07.

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2011:

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John R. Garbarino	—	—	28,062	388,239
Vito R. Nardelli	—	—	10,190	141,005
Michael J. Fitzpatrick	—	—	9,043	125,130
Joseph J. Lebel III	—	—	4,034	55,825
Joseph R. Iantosca	—	—	344	4,751

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan

The Bank maintains a non-qualified Supplemental Executive Retirement Plan (the “SERP”) to provide eligible executive officers with additional retirement benefits. The benefits provided under the SERP make up the difference between an amount up to 70% of the average of the highest compensation during any four consecutive calendar years and the benefits provided from the Bank’s 401(k) Retirement Plan plus the benefits which would have been provided from the Bank’s Retirement Plan (Pension Plan) which was frozen in 1996 and terminated in 1998. In addition, the SERP provides a benefit equal to the benefits lost from the ESOP due to the application of limitations imposed by the Code, as amended, on compensation and maximum benefits under the ESOP. The Bank established an irrevocable trust in connection with the SERP. This trust is funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the SERP. The assets of the trust are beneficially owned by the SERP participants, who recognize income as contributions are made to the trust. Earnings on the trust’s assets are taxable to the participants. On December 20, 2010, the Bank and Mr. Garbarino entered into an amendment to his SERP Agreement to make a portion of the payments due to Mr. Garbarino contingent upon performance against metrics established by the Compensation Committee to improve the tax deductibility to the Bank of his compensation.

Nonqualified Deferred Compensation Plan for Executives

NEOs may participate in the Deferral Plan. This plan allows eligible officers selected by the Bank’s Board to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Deferral Plan. The participating executive’s deferral is credited to a bookkeeping account and increased on the last day of each month by interest earned at the rate equal to the Stable Fund Rate for the 401(k) Plan plus 250 basis points.

The following table sets forth certain information regarding nonqualified deferred compensation benefits to NEOs of the Company during the Company’s fiscal year ended December 31, 2011:

Name	Plan	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (2)
John R. Garbarino	SERP Deferral Plan	— —	226,112 —	— —	— —	— —
Vito R. Nardelli	SERP Deferral Plan	— —	77,025 —	— —	— —	— —
Michael J. Fitzpatrick	SERP Deferral Plan	— —	74,408 —	— 15,969	— —	384,450
Joseph J. Lebel III	SERP Deferral Plan	— —	— —	— —	— —	— —
Joseph R. Iantosca	SERP Deferral Plan	— —	— —	— —	— —	— —

(1)	Represents annual SERP contributions. The contributions are held in trust for the irrevocable benefit of SERP participants. Contributions and trust earnings are taxed to participants in the year they are added to the trust. SERP account balances are treated as participant assets, rather than Company assets, and are not reflected on the Company’s financial statements.
(2)	Excludes SERP account balances.

Potential Payments Upon Termination or Change in Control

The following describes the provisions of contracts, agreements or plans (other than plans available generally to salaried employees that do not discriminate in favor of executive officers) which provide for payments to executive officers at, following or in connection with termination of employment or a change in control of the Company.

Employment Agreements – Involuntary or Constructive Termination. The employment agreement of Messrs. Garbarino, Nardelli and Fitzpatrick provide for certain severance payments in the event employment is terminated by the Company or the Bank without cause or the executive terminates employment under the circumstances described above under “Employment Agreements.” The severance payment provided under the employment agreements would be equal to (i) the amount of remaining payments the executive would receive if he had continued employment during the remaining term of the agreement at the executive’s base salary as of the date of termination and (ii) an amount equal to the annual contributions that would have been made on executive’s behalf to any employee benefit plans of the Company or the Bank during the remaining term of the agreement based on contributions made as of the date of termination. In addition, the executive would receive continued life, medical, dental and disability coverage for the remaining term of the agreement. Payments, other than continued welfare benefits, would be made on a lump sum basis. Payments and benefits would be provided by either the Company or the Bank.

Employment Agreements – Involuntary or Constructive Termination Following Change in Control. The employment agreements for Messrs. Garbarino, Nardelli and Fitzpatrick provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal, other than for cause, or (ii) the executive’s voluntary resignation following any failure to reelect the Executive to his current offices, a material change in the Executive’s functions, duties or responsibilities, a material change in the Executive’s principal place of employment, material reduction in the Executive’s salary, or material breach of the employment agreement unless such termination is due to death or for cause, as defined in the agreement.

A “change in control” means a change in control of the Company or the Bank involving (a) an event reportable on form 8-K pursuant to Section 13 or 15(d) of the Exchange Act; (b) a Change in Control within the meaning of the Home Owners’ Loan Act of 1933, the Federal Deposit Insurance Act or Office of Thrift Supervision regulations; (c) a person becoming beneficial owner, directly or indirectly, of 20% the outstanding securities of the Company or the Bank; (d) a change in majority control of the Board of Directors of the Company, other than a change approved by the incumbent board; (e) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank in which either entity is not the survivor; (f) a distribution soliciting proxies for stockholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank as a result of which the outstanding shares of the class of securities then subject to the plan would be exchanged for or converted into cash or property or securities not issued by either entity; or (g) a tender offer is made for 20% or more of the voting securities of the Company or the Bank.

If the change in control benefit is triggered, the officer is entitled to a benefit equal to the greater of (A) three times the executive’s average annual compensation paid in the preceding five taxable years or (B) the payments due for the remaining term of the agreement. In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under employment agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the employment agreements provide that the executive would be entitled to the greater of (i) the total net-after tax benefit or (ii) the net-after tax benefit after reduction of the aggregate parachute to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Benefits would be provided by the Company or the Bank.

Change in Control Agreements – Involuntary or Constructive Termination Following Change in Control. The CIC Agreements with Messrs. Lebel and Iantosca provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal other than for cause or (ii) the executive’s voluntary resignation following any failure to re-elect the Executive to his current offices, a material change in the Executive’s functions, duties or responsibilities, a material change in the Executive’s principal place of employment, a material change in the Executive’s salary, or a material breach of the CIC Agreement by the Company or the Bank, unless such termination is due to death or for cause, as defined in the agreement.

For purposes of the CIC Agreements, the definition of “Change in Control” is the same as described above under “Employment Agreements – Involuntary or Constructive Termination Following a Change of Control.”

If the change in control benefit is triggered, the officer is entitled to a benefit equal to two times the executive’s average annual compensation paid in the most recent five taxable years. In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under the CIC Agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the CIC Agreements provide that payments under the agreements will be reduced to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Benefits would be provided by the Company or the Bank.

Equity Incentive Plan – Change in Control Grant. In the event of a change in control, each of the 2006 Stock Plan and the 2011 Stock Plan provides that each option award under the plan will become fully exercisable and remain exercisable for the duration of its term and all restricted stock awards will become fully vested. In addition, each such plan provides that all stock awards available for grant under the plan will be automatically granted to employees and outside directors in proportion to the grants of awards previously made under the 2011 Stock Plan, the 2006 Stock Plan and the 2000 Stock Option Plan. Under these plans, “Change in Control” has the same meaning as described above under “Employment Agreements Involuntary or Constructive Termination Following a Change in Control.”

Supplemental Executive Retirement Plan – Involuntary or Constructive Termination. In the event of a “change in control” participants in the Supplemental Executive Retirement Plan are entitled to a lump sum contribution equal to the supplemental retirement income benefit contribution required for the year in which the change in control occurs plus the present value of the total supplemental retirement income benefit contributions which would have been required for the three years following the year in which the change in control occurs.

Summary of Potential Payments Upon Termination or Change in Control. The following tables summarize potential payments to each executive officer listed on the summary compensation table assuming a triggering termination of employment occurred on December 31, 2011. The tables do not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

John R. Garbarino

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$2,029,702	(2)	—		$3,309,485		—
Value of Continued Health and Welfare Benefits	67,363	(3)	—		78,228	(3)	—
Acceleration of Stock and Option Awards	—		$302,220	(4)	—		$302,220	(4)
Automatic Stock Grant	—		4,421,869	(5)	—		—
SERP Contribution	—		1,533,112	(6)	—		1,597,357	(7)

Total	$2,097,065		$6,257,201		$3,387,713		$1,899,577

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Represents estimated lump sum payments and benefits due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and employee benefit plan contributions.
(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).
(4)	Represents the value of accelerated vesting of 6,342 shares of restricted Company stock and stock options covering 199,108 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(5)	Represents the value of an automatic change in control award of 1,992 shares of Company common stock under the 2006 Stock Plan and 336,330 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2011.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Vito R. Nardelli

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$1,645,130	(2)	—		$1,414,412		—
Value of Continued Health and Welfare Benefits	72,293	(3)	—		83,954	(3)	—
Acceleration of Stock and Option Awards	—		$134,147	(4)	—		$134,147	(4)
Automatic Stock Grant	—		1,137,404	(5)	—		—
SERP Contribution	—		262,783	(6)	—		273,865	(7)

Total	$1,717,423		$1,534,334		$1,498,366		$408,012

(1)	Executive would also receive benefits set forth under “Change in Control.”

(2)	Represents estimated lump sum payments and benefits due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and employee benefit plan contributions.
(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).
(4)	Represents the value of accelerated vesting of 4,670 shares of restricted Company stock and stock options covering 70,121 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(5)	Represents the value of an automatic change in control award of 516 shares of Company common stock under the 2006 Stock Plan and 86,508 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2011.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Michael J. Fitzpatrick

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$1,338,294	(2)	—		$1,175,311		—
Value of Continued Health and Welfare Benefits	63,923	(3)	—		74,233	(3)	—
Acceleration of Stock and Option Awards	—		$130,435	(4)	—		$130,435	(4)
Automatic Stock Grant	—		1,635,606	(5)	—		—
SERP Contribution	—		255,941	(6)	—		1,062,270	(7)

Total	$1,402,217		$2,021,982		$1,249,544		$1,192,705

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Represents estimated lump sum payments and benefits due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and employee benefit plan contributions.
(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).
(4)	Represents the value of accelerated vesting of 4,386 shares of restricted Company stock and stock options covering 66,371 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(5)	Represents the value of an automatic change in control award of 741 shares of Company common stock under the 2006 Stock Plan and 124,401 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2011.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Joseph J. Lebel III

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	—		$556,019		—
Value of Continued Health and Welfare Benefits	—	—		72,101	(2)	—
Acceleration of Stock and Option Awards	—	$42,478	(3)	—		$42,478	(3)
Automatic Stock Grant	—	333,612	(4)	—		—

Total	—	$376,090		$628,120		$42,478

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 1,385 shares of restricted Company stock and stock options covering 21,800 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(4)	Represents the value of an automatic change in control award of 155 shares of Company common stock under the 2006 Stock Plan and 25,370 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2011.

Joseph R. Iantosca

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	—		$520,951		—
Value of Continued Health and Welfare Benefits	—	—		72,240	(2)	—
Acceleration of Stock and Option Awards	—	$48,856	(3)	—		$48,856	(3)
Automatic Stock Grant	—	405,549	(4)	—		—

Total	—	$454,405		$593,191		$48,856

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 1,683 shares of restricted Company stock and stock options covering 26,503 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(4)	Represents the value of an automatic change in control award of 182 shares of Company common stock under the 2006 Stock Plan and 30,847 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2011.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Joseph J. Burke	67,200	11,041	11,025	—	14,512	103,778
Angelo Catania	60,800	11,041	11,025	—	10,970	93,835
John W. Chadwick	60,000	11,041	11,025	—	9,146	91,212
Carl Feltz, Jr.[6]	11,550	11,041	11,025	—	4,072	37,687
Donald E. McLaughlin	58,400	11,041	11,025	—	10,970	91,435
Diane F. Rhine	65,000	11,041	11,025	—	10,970	98,036
Mark G. Solow[6]	5,375	13,020	—	—	—	18,395
John E. Walsh	67,200	11,041	11,025	—	—	89,266

(1)	Aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.
(2)	For awards of stock, the amounts presented above reflect the full grant date fair value. Each director, other than Mr. Solow, received a grant of 796 stock awards in 2011. The grant date fair value of these stock awards is expensed over a five-year vesting period. Mr. Solow received a grant of 1,000 stock awards in 2011, which will be expensed over a two-year vesting period. Each of the directors, other than Mr. Solow, had 1,713 of stock awards unvested at the end of 2011. Mr. Solow had 1,000 stock awards unvested at the end of 2011.
(3)	For awards of stock options, the amounts are based on the grant date fair value. Each director, other than Mr. Solow, received a grant of 3,500 stock options in 2011. Each of the directors had vested and unvested options to purchase the following number of shares of Company common stock outstanding at the end of 2011: Mr. Burke, 16,786; Mr. Catania, 16,786; Mr. Chadwick, 35,786; Mr. McLaughlin, 35,786; Ms. Rhine, 35,786; Mr. Solow, 0; and Mr. Walsh, 35,786.
(4)	Reflects above-market or preferential earnings on non-tax-qualified deferred compensation.
(5)	Company paid medical benefits.
(6)	Mr. Feltz served as a director until he passed away in April 2011. Mr. Solow was appointed as his replacement in November 2011.

Cash and Stock Retainers and Meeting Fees for Non-Employee Directors. The following tables set forth the applicable retainers and fees that are paid to non-employee directors for their service on the Board of Directors of the Bank and the Board of Directors of the Company. Until a Director attains the stock ownership levels required under the Guidelines for directors, the Company and Bank retainers are paid in the form of Company stock.

Directors of OceanFirst Bank:
Annual Retainer	$15,000	(paid in quarterly installments)
Fee per Board Meeting (Regular or Special)	$1,000
Fee per Committee Meeting	$800

Directors of OceanFirst Financial Corp.:
Annual Retainer	$20,000	(paid in quarterly installments)
Additional Annual Cash Retainer for the Chairperson of:
each of the Audit Committee and the Corporate Governance/Nominating Committee:	$8,000
the Compensation Committee:	$5,000

Deferred Compensation Plan for Directors. The Bank maintains a deferred compensation plan for the benefit of outside directors. The plan is a non-qualified arrangement which offers participating directors the opportunity to defer compensation through a reduction in fees in lieu of a promise of future benefits. Such benefits are payable commencing at an age mutually agreed upon by the Bank and the participating director (the “Benefit Age”). The benefits equal the account balance of the director annuitized over a period of time mutually agreed upon by the Bank and the director, and then reannuitized at the beginning of each calendar year thereafter. Lump sum payouts are also available upon eligibility for distribution of benefits or in the event of the death of the director. The account balance equals deferrals and interest. Currently, the plan credits interest on deferrals at a rate equal to the sum of (i) the “Stable Fund” investment option in the Bank’s qualified 401(k) plan plus (ii) 250 basis points. Early distribution of benefits may occur under certain circumstances which include change in control, financial hardship, termination for cause, disability or termination of the plan by authorization of the Board of Directors.

HUMAN RESOURCES/COMPENSATION COMMITTEE REPORT

The following is the report of the Human Resources/Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2011:

The Human Resources/Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Human Resources/Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s proxy statement for the annual meeting of stockholders to be held on May 10, 2012.

The Human Resources/Compensation Committee

Diane F. Rhine, Chairperson

Angelo Catania

John E. Walsh

The above report of the Human Resources/Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

HUMAN RESOURCES/COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No person serving as a member of the Human Resources/Compensation Committee, Diane F. Rhine, Angelo Catania or John E. Walsh, during the past fiscal year, is or was a current or former officer or employee of the Company or the Bank or engaged in certain transactions with the Company or the Bank that are required to be disclosed by Commission regulations. See “Transactions With Management – Other Transactions.” Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Human Resources/Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of the Company’s executive officers and directors, and greater than 10% beneficial owners have complied with all applicable reporting requirements for transactions in the Company’s common stock during the fiscal year ended December 31, 2011.

TRANSACTIONS WITH MANAGEMENT

Loans and Extensions of Credit

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by OceanFirst Bank to its executive officers and directors as long as it is in compliance with federal banking regulations. The Bank’s policies require that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, contain terms no less favorable to the Bank than could have been obtained by it in arm’s length negotiations with unaffiliated persons and must be prior approved by a majority of independent outside directors of the Bank not having any interest in the transaction. All loans made by the Bank to its executive officers and directors were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Notwithstanding the above, the Bank offers to executive officers residential loans secured by their primary residence on terms not available to the public but available to all other full-time employees, as permitted under federal banking regulations. The Bank has a policy of providing mortgage, home equity and auto loans to officers and employees who have completed one year of service, at a rate that is 1% below the Bank’s prevailing rate for the specific type of loan. The following chart reflects loans outstanding to executive officers and immediate family members sharing the same household as the executive officer, which were made at the discounted interest rate and which exceed $120,000 in the period presented. The information is presented as of December 31, 2011:

OCEANFIRST BANK CREDIT EXTENSIONS TO INSIDERS

AS OF DECEMBER 31, 2011

NAME	POSITION	LOAN TYPE	LARGEST AMOUNT OF PRINCIPAL OUTSTANDING IN 2011	PRINCIPAL OUTSTANDING AS OF DECEMBER 31, 2011	PRINCIPAL PAID IN 2011	INTEREST PAID IN 2011	CURRENT RATE
Joseph R. Iantosca	First Senior Vice President, Chief Administrative Officer of the Bank	First Mortgage	$550,297	$533,254	$17,042	$12,220	2.0%

Other Transactions

On April 20, 2006, the Board of Directors placed a moratorium on any transactions between the Company and Bank and any director, their family members or affiliated entities. No such transactions took place in 2011.

CORPORATE GOVERNANCE/NOMINATING COMMITTEE PROCEDURES

General

It is the policy of the Company’s Corporate Governance/Nominating Committee to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

(1)	The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, as amended;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

(5)	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Criteria for Director Nominees

The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The same criteria are used for persons nominated by the Committee or by a stockholder. First a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age limitation. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Corporate Governance/Nominating Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity of skills, size of the Board of Directors and regulatory disclosure obligations.

The Corporate Governance/Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time, and whether a director is expected to retire in the near future. While no single nominee may possess all of the skills needed to be a director, the Committee seeks to maintain a diversity of skills among the board members necessary for the optimal functioning of the Board in its oversight of the Company. The Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the Commission’s regulations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

Pursuant to the Corporate Governance/Nominating Committee Charter as approved by the Board, the Corporate Governance/Nominating Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process the committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Corporate Governance/Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Company’s local communities. The Corporate Governance/Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Corporate Governance/Nominating Committee has not received any recommended nominees from the Company’s stockholders to be considered for election at this annual meeting. The Corporate Governance/Nominating Committee has not previously used and does not currently use an independent search firm to identify or evaluate potential director nominees.

Evaluation. In evaluating potential director candidates, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Corporate Governance/Nominating Committee will conduct a check of the individual’s background and interview the candidate.

ADDITIONAL INFORMATION

Stockholder Proposals

In order to be eligible for inclusion in the Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation’s main office at 975 Hooper Avenue, Toms River, New Jersey, 08754, no later than December 3, 2012. If next year’s Annual Meeting is held on a date more than 30 calendar days from May 10, 2013, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Commission.

Stockholder Nominations

The Company’s Bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the Annual Meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. Stockholders must comply with the Company’s procedures to be followed by stockholders to submit a recommendation of a director candidate. See “Corporate Governance/Nominating Committee Procedures.” A copy of the full text of the Bylaw provisions discussed above may be obtained by writing the Corporate Secretary at 975 Hooper Avenue, Toms River, New Jersey 08754-2009.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made to the Chairman of the Audit Committee, Joseph J. Burke, CPA at the Company’s address. Other communications to the Board of Directors may be made to the Chairman of the Corporate Governance/Nominating Committee, John E. Walsh at the Company’s address. Communications to individual directors may be made to such director at the Company’s address.

In addition, the Board of Directors encourages directors to attend the annual meeting of stockholders. All directors then appointed attended the annual meeting of stockholders held on May 5, 2011.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company will pay Georgeson Inc., a proxy solicitation firm, a fee of $6,000 plus expenses to assist the Company in soliciting proxies.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on March 15, 2012. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to Be Held on May 10, 2012

The proxy statement and annual report to stockholders are available on the Company’s website (www.oceanfirst.com).

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission may be accessed through the Company’s website (www.oceanfirst.com). A copy of the Form 10-K (without exhibits) will be furnished without charge to persons who were stockholders as of the close of business on March 15, 2012 upon written request to Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce the printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope. If you plan on attending and need directions to the meeting place, please contact Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

By Order of the Board of Directors

Steven J. Tsimbinos

Corporate Secretary

Toms River, New Jersey

March 30, 2012

You are cordially invited to attend the Annual Meeting of Stockholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

ANNUAL MEETING OF STOCKHOLDERS OF

OCEANFIRST FINANCIAL CORP.

May 10, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.oceanfirst.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20303300000000001000 5	051012

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AS DIRECTORS SPECIFIED IN PROPOSAL 1				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.
1. Election of Directors:						FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES: ¡ John W. Chadwick		2.	Advisory vote on the compensation of our named executive officers.	☐	☐	☐
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ Diane F. Rhine ¡ Mark G. Solow		3.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.	☐	☐	☐
				The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting, an Annual Report to Stockholders and a Proxy Statement dated March 30, 2012.
				PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

					I plan to attend the Meeting.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0

OCEANFIRST FINANCIAL CORP.

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2012

10:00 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Proxy Committee of the Board of OceanFirst Financial Corp. (the “Company”), each with full power of substitution to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey on May 10, 2012, at 10:00 a.m. and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the nominees as directors specified under Proposal 1 and “FOR” Proposals 2 and 3. If any other business is presented at the meeting, this proxy will be voted the Proxy Committee in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

(Continued and to be signed on the reverse side)

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